                                                                   EXHIBIT 10.56

                                                 *CERTAIN CONFIDENTIAL
                                                 INFORMATION CONTAINED IN THIS
                                                 DOCUMENT, MARKED BY BRACKETS,
                                                 HAS BEEN OMITTED AND FILED WITH
                                                 THE SECURITIES AND EXCHANGE
                                                 COMMISSION PURSUANT TO RULE
                                                 24B-2 OF THE SECURITIES
                                                 EXCHANGE ACT OF 1934, AS
                                                 AMENDED.

                             COLLABORATION AGREEMENT

      THIS COLLABORATION AGREEMENT (the "AGREEMENT"), effective as of December 31, 2004 (the "EFFECTIVE DATE"), is by and between CELLADON CORPORATION, a California corporation ("CELLADON"), with its principal place of business at 2223 Avenida de la Playa, Suite 300, c/o Enterprise Partners Venture Capital, La Jolla, CA 92037, and TARGETED GENETICS CORPORATION, a Washington corporation ("TGC"), with its principal place of business at 1100 Olive Way, Suite 100, Seattle, WA 98101.

      WHEREAS, TGC has developed substantial proprietary technology and is engaged in the discovery, development and manufacture of viral and non-viral gene-based product candidates and operates a cGMP-compliant production facility for the manufacture of such candidates;

      WHEREAS, Celladon is engaged in the development of gene vector-delivered therapeutic products based on phospholamban and/or SERCA2a for the treatment or prevention of congestive heart failure;

      WHEREAS, the parties wish to establish a collaborative relationship pursuant to which, among other things, TGC will assist Celladon in: (a) designing a cardiac gene therapy product based in part on Celladon's proprietary technology for clinical development by Celladon, (b) assessing the intellectual landscape associated with such product, and (c) the development of a manufacturing process and supplying such gene therapy product; and

      WHEREAS, concurrently herewith, the parties have entered into a manufacturing and supply agreement pursuant to which TGC will be responsible for the manufacture and supply of cardiac gene therapy products developed pursuant to this Agreement, subject to the terms and conditions set forth therein (the "MANUFACTURING AGREEMENT").

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Celladon and TGC, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Manufacturing Agreement. In addition, the following terms shall have the meanings set forth below:

      1.1 "AAV VECTOR" shall mean an adeno-associated virus gene vector composed of a viral capsid comprising three proteins known as VP1, VP2 and VP3, wherein the genome is a single-strand DNA molecule flanked by inverted terminal repeats ("ITRs").

      1.2 "AFFILIATE" shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any

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company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

      1.3 "ALLOCABLE OVERHEAD" shall mean the costs incurred by a party or for its account which are attributable to a party's supervisory services, occupancy costs, payroll and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a party, or a standard rate if agreed to by the parties. Allocable Overhead shall not include any costs attributable to general corporate activities, including, by way of example, executive management, investor relations, business development, legal affairs and finance.

      1.4 "APPROVAL APPLICATION" means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning a Selected Product that is the subject of such application.

      1.5 "BUDGET" shall have the meaning provided in Section 2.1.

      1.6 "CELLADON COST OF GOODS" shall mean, with respect to any Selected Product in final form that is sold by Celladon or its Affiliates hereunder:

            (A) in the case of Selected Product in final form that is manufactured in whole or in part by Celladon or its Affiliate(s), the actual fully allocated cost of manufacturing such Selected Product (in accordance with cGMP) determined in accordance with GAAP consistently applied throughout the organization of Celladon and its Affiliate(s), which includes the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, fill/finish, quality assurance, quality control and stability testing, labeling and packaging, as applicable), plus an appropriate share of all factory overhead, both fixed and variable, allocated to the Selected Product being manufactured, in accordance with the normal accounting practices for all other products manufactured in the applicable facility; provided, however, that "Cost of Goods" shall exclude any allocation of cost related to idle capacity, unless such excess capacity is specifically reserved for Selected Product; and

            (B) in the case of Selected Product in final form that is manufactured entirely by a Third Party, the actual price paid by Celladon or its Affiliate(s) to such Third Party for such Selected Product.

      1.7 "CELLADON-ASSIGNED JOINT INVENTION" shall mean a Joint Invention that is not a TGC-Assigned Joint Invention.

      1.8 "CELLADON PATENTS" shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Gene Therapy Product, all Patents that Celladon or any of its Affiliates Controls as of the Effective Date or during the Term.

      1.9 "CELLADON TECHNOLOGY" shall mean: (a) the Celladon Patents; and (b) Information not included in the Celladon Patents that Celladon or any of its Affiliates Controls on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by Celladon or any of its Affiliates in the course and as part of the Collaboration.

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      1.10 "cGMP" shall mean current good manufacturing practices for medicinal products established by U.S. laws, rules and regulations (including 21 CFR Parts 210 and 211, as amended, and any successor regulations thereto, each as in effect from time to time).

      1.11 "CMC" shall have the meaning provided in Section 3.2(b).

      1.12 "COLLABORATION" shall have the meaning provided in Section 2.1.

      1.13 "COLLABORATION TERM" shall have the meaning provided in Section 2.11.

      1.14 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to the efforts to be expended by any entity with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such entity would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the commercialization of a product by any entity, "Commercially Reasonable Efforts" means efforts and resources normally used by such entity with respect to a product owned by such entity or to which such entity has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors.

      1.15 "COMMITTEE" shall have the meaning provided in Section 2.2.

      1.16 "CONFIDENTIAL INFORMATION" shall have the meaning provided in Section 8.1.

      1.17 "CONTROL" shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

      1.18 "DEVELOPMENT COSTS" shall mean costs actually incurred by Celladon or for its account that are specifically attributable to the development of Selected Products. Development Costs will include, but not be limited to: (a) costs of research and development of Selected Products, including costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Selected Products conducted internally or by Third Parties; (b) Cost of Goods for Selected Product for use in preclinical studies or clinical trials; (c) costs of preparing and reviewing data or information for the purpose of submission to the FDA and foreign regulatory authorities for the purpose of obtaining Regulatory Approvals of Selected Products; (d) fees associated with regulatory filings or other governmental requirements related to Selected Products; and (e) applicable Allocable Overhead, including expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with clinical testing programs.

      1.19 "DEVELOPMENT PLAN" shall have the meaning provided in Section 2.1.

      1.20 "DMF" shall mean a drug master file (as such term is defined in 21 C.F.R. Part 314.420, as it may be amended from time to time), or any foreign equivalent thereof, for a Selected Product.

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      1.21 "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

      1.22 "FIELD" shall mean the Therapeutic Field and/or the Pathway Field.

      1.23 "FINANCING" shall mean the purchase by Enterprise Partners and Venrock (and/or their respective affiliated entities) of shares of the common stock of TGC having an aggregate fair market value of US$6,000,000 pursuant to that certain Stock Purchase Agreement by and among TGC and such entities dated of even date herewith.

      1.24 "FIRST COMMERCIAL SALE" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of the Product.

      1.25 "GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

      1.26 "GCP" means, to the extent applicable, the then-current good clinical practices (under the regulations set forth in 21 C.F.R. Subchapter A and the requirement imposed thereunder by the FDA) and in effect from time to time during the Term, together with the then-current equivalent or corresponding regulations and requirements in jurisdictions outside the United States.

      1.27 "GENE THERAPY PRODUCT" shall mean an AAV Vector-delivered therapeutic product for the treatment or prevention of congestive heart failure based on one or more of the following: (a) phospholamban mutant gene (S16EPLN) to inhibit phospholamban-mediated events; (b) sarco(endo)plasmic reticulum Ca(2+)-ATPase ("SERCA2a"); (c) [*]; and/or (d) [*].

      1.28 "GROSS PROFIT" shall mean Gross Revenues, less the following:

            (A) (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates; all of the foregoing to the extent actually included in the calculation of gross revenues;

            (B) the Celladon Cost of Goods of Selected Products sold by Celladon and its Affiliates;

            (C) all royalties paid by Celladon or its Affiliates to Third Parties and all royalties paid by TGC or its Affiliates to Third Parties with respect to Patents and/or Information of such Third Parties that Celladon and TGC (in the case of TGC Licensed Technology), deem necessary or useful for the manufacture, use or sale of Selected Products (excluding any such royalties paid with respect to delivery devices, such as catheters); and

                                              *CONFIDENTIAL TREATMENT REQUESTED.

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            (D) all marketing and sales costs and revenue sharing (including for example, royalties on product sales and/or sales milestones payments) incurred by Celladon or its Affiliates with respect to marketing and sales of Selected Products in jurisdictions where one or more Third Parties markets and sells Selected Products on behalf of Celladon.

      1.29 "GROSS REVENUES" shall mean the gross revenues (including for example, royalties on product sales and sales milestones) actually received by Celladon and its Affiliates from the commercial sale of Selected Products after Regulatory Approval thereof, determined in accordance with GAAP.

      1.30 "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

      1.31 "INFORMATION" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

      1.32 "JOINT INVENTION" shall mean any invention, whether patentable or not, which is conceived or reduced to practice, either as part of the Collaboration or under the Manufacturing Agreement, jointly by one or more employees or contractors of Celladon and one or more employees or contractors of TGC.

      1.33 "LEAD PARTY" shall have the meaning provided in Section 6.2(c).

      1.34 "LICENSEE" shall mean a Third Party to whom Celladon or any of its Affiliates has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Products from Celladon or its Affiliates.

      1.35 "MANUFACTURING AGREEMENT" shall mean the Manufacturing Agreement between the parties dated the Effective Date and, as defined therein, the "Commercial Agreement" to be entered into by the parties in the future.

      1.36 "MANUFACTURING DOCUMENTS" shall have the meaning provided in Section 3.2(b).

      1.37 "MANUFACTURING PROCESS" shall mean the manufacturing process for a Selected Product developed by TGC pursuant to the terms of this Agreement and used by TGC, its Affiliates or Third Party subcontractors in producing such Selected Product under this Agreement.

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      1.38 "NDA" shall mean a New Drug Application (as more fully defined in 21
C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

      1.39 "PATENTS" shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors' certificates, and foreign counterparts thereof.

      1.40 "PATHWAY FIELD" shall mean modulation of the phospholamban/SERCA biological pathway [*].

      1.41 "PHASE 1/2 CLINICAL TRIAL" shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or its successor regulation) and/or the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

      1.42 "PHASE 3 CLINICAL TRIAL" shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

      1.43 "PRE-COMMERCIAL NET REVENUES" shall mean the amount (if any) by which Pre-Commercial Payments received by Celladon exceed Development Costs paid by Celladon.

      1.44 "PRE-COMMERCIAL PAYMENTS" shall mean all amounts actually received by Celladon or an Affiliate of Celladon from any and all Licensees prior to the First Commercial Sale of a Selected Product arising from the license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Selected Products. Pre-Commercial Payments shall include up-front or license fees, milestone payments, premiums above the fair market value on sales of securities, annual maintenance fees and any other payments in respect of the grant to such Licensee of a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Selected Products (with any of the foregoing consideration received by Celladon or its Affiliates other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that Pre-Commercial Payments shall not include any payments tied directly to the provision of goods and services by Celladon or its Affiliate to such Licensee (including research and development and manufacturing) to compensate Celladon or its Affiliate for the fair market value of the provision of such goods and services, or payments for securities (other than premiums above the fair market value of such securities).

      1.45 "PROJECT LEADER" shall have the meaning provided in Section 2.2(d)

      1.46 "REGULATORY APPROVAL" shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government

                                              *CONFIDENTIAL TREATMENT REQUESTED.

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entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Selected Product in such jurisdiction.

      1.47 "ROYALTY TERM" shall mean, in the case of any Selected Product, in any country, the period of time commencing on the [*] of such Selected Product in such country and ending upon the later of (a) [*] after the date of [*] of such Selected Product in such country, and (b) the expiration of the last to expire of the [*] claiming the manufacture, use or sale of such Selected Product in such country.

      1.48 "SELECTED PRODUCT" shall mean a Gene Therapy Product selected by Celladon, in its sole discretion, by written notice thereof to TGC, as a candidate for clinical development and commercialization by Celladon in the Field. Notwithstanding the foregoing, Selected Products shall exclude TGC Candidates.

      1.49 "SELECTED PRODUCT PATENTS" shall have the meaning provided in Section 6.1(b).

      1.50 "TERM" shall have the meaning provided in Section 9.1.

      1.51 "TGC ACCOUNTING METHOD" shall mean the method by which TGC accounting and budgeting under this Agreement will be conducted. The details of such accounting are set forth in Exhibit B. Exhibit B shall be revised in advance of each twelve (12) month period of the Collaboration.

      1.52 "TGC-ASSIGNED JOINT INVENTION" shall mean a Joint Invention directed to the [*].

      1.53 "TGC CANDIDATES" shall mean the adeno-associated virus-delivered gene therapy candidates Controlled by TGC as of the Effective Date with potential utility in the Field.

      1.54 "TGC LICENSED PATENTS" shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Gene Therapy Product, all Patents that TGC or any of its Affiliates Controlled (but not owned) as of the Effective Date or during the Term, as a result of being licensed to TGC by a Third Party.

      1.55 "TGC LICENSED TECHNOLOGY" shall mean: (a) the TGC Licensed Patents; and (b) to the extent necessary or useful for the development, manufacture, use or sale of any Gene Therapy Product, Information not included in the TGC Licensed Patents, TGC Patents, TGC Technology or Joint Inventions that TGC or any of its Affiliates Controls (but does not own) on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by TGC or any of its Affiliates, as a result of being licensed to TGC by a Third Party, in the course and as part of the Collaboration or in performing its obligations under the Manufacturing Agreement.

      1.56 "TGC PATENTS" shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Gene Therapy Product, all Patents that TGC or any of its Affiliates owns as of the Effective Date or during the Term.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

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      1.57 "TGC TECHNOLOGY" shall mean: (a) the TGC Patents; and (b) to the extent necessary or useful for the development, manufacture, use or sale of any Gene Therapy Product, Information not included in the TGC Patents that TGC or any of its Affiliates owns on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by TGC or any of its Affiliates in the course and as part of the Collaboration or in performing its obligations under the Manufacturing Agreement.

      1.58 "THERAPEUTIC FIELD" shall mean the treatment or prevention of congestive heart failure.

      1.59 "THIRD PARTY" shall mean any entity other than Celladon or TGC or an Affiliate of Celladon or TGC.

      1.60 "TRANSFER PRICE" shall mean:

            (A) with respect to bulk Selected Product commercialized hereunder that is supplied by TGC pursuant to the Manufacturing Agreement or by a Third Party, the price actually paid by Celladon, its Affiliate or a Licensee for such bulk Selected Product; and

            (B) with respect to bulk Selected Product commercialized hereunder that is manufactured by Celladon or its Affiliate, Celladon's or its Affiliate's actual fully allocated cost of manufacturing bulk Selected Product (in accordance with cGMP) determined in accordance with GAAP consistently applied throughout the organization of Celladon and its Affiliate(s), which includes the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, quality assurance, quality control and stability testing, labeling and packaging, as applicable), plus an appropriate share of all factory overhead, both fixed and variable, allocated to the Selected Product being manufactured, in accordance with the normal accounting practices for all other products manufactured in the applicable facility, provided that such cost of manufacture shall exclude any allocation of cost related to idle capacity, unless such excess capacity is specifically reserved for Selected Product.

      1.61 "VALID CLAIM" shall mean an unexpired claim of an issued patent within the Celladon Patents or TGC Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken.

2. COLLABORATION

      2.1 COLLABORATIVE DEVELOPMENT PROGRAM. Subject to the terms and conditions of this Agreement, the parties shall conduct a collaborative development program to design one or more Gene Therapy Products suitable for clinical development and commercialization by Celladon in the Therapeutic Field, as more fully described below in this Article 2 (collectively, the "COLLABORATION"). The parties shall conduct the Collaboration during the Collaboration Term in accordance with a written development plan to be mutually agreed upon within 60 days after the Effective Date and attached hereto as EXHIBIT A (the "DEVELOPMENT Plan"). A Development Plan shall be created and mutually agreed upon by the parties for each 12 month period of the Collaboration. The Development Plan shall set forth the activities to be performed by TGC, the estimated timeline for conduct of such activities and an estimated budget for the Development Plan

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activities (the "BUDGET"). The parties shall report on the progress made pursuant to the goals of the Development Plan, revise and update such activities, Budget, and timeline as necessary, on a quarterly basis during the Collaboration Term. If modifications in the activities or timeline of activities conducted under the Development Plan are requested by Celladon, TGC shall make good faith efforts to accommodate such requests within the parameters of conducting its other programs, and taking into account its facility, capacity and resource constraints. If activities contemplated by the Development Plan are cancelled by Celladon less than [*] from their initiation, Celladon shall be responsible for non-cancelable costs incurred by TGC in preparation for such activities and shall be responsible for the hours or manufacturing facility time allocated to such activities [*]. At any time, and from time to time, during the Term or during any period when Celladon's license under Section 4.2(b) is in effect, Celladon may, in its sole discretion, designate any Selected Product by written notice thereof to TGC.

      2.2 COLLABORATION COMMITTEE. As promptly as practicable (but no later than 30 days) following the Effective Date, the parties shall establish a committee (the "COMMITTEE") in accordance with this Section 2.2. The Committee shall be responsible for execution of the Development Plan within the budget established by the parties, and, in connection therewith, shall manage and monitor the progress and results of the Collaboration, allocate resources (including, without limitation, FTEs) among the various Development Plan activities and encourage and facilitate ongoing cooperation between the parties.

            (A) COMPOSITION OF THE COLLABORATION COMMITTEE. The Committee shall be composed of two named representatives of Celladon and two named representatives of TGC. Each party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration. Additional representatives or consultants may from time to time, by mutual consent of the parties, be invited to attend Committee meetings, subject to such representative's or consultant's written agreement to comply with confidentiality and non-use obligations equivalent to those set forth in
Article 8. Each party shall bear its own expenses related to the attendance of such meetings by its representatives. The Committee shall be chaired by a representative of Celladon. Decisions of the Committee shall be made by unanimous vote, with each party's representatives on the Committee collectively having one vote. In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the Chief Executive Officers of Celladon and TGC. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue.

            (B) MEETINGS. The Committee shall meet in accordance with a schedule established by mutual written agreement of the parties, but no less frequently than once per calendar quarter, with the location for such meetings alternating between TGC and Celladon facilities (or such other locations as is mutually agreed by the parties). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment or by a signed unanimous written consent in lieu of a meeting, but not by proxy. No Committee meeting may be conducted unless both representatives of each party are participating.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

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            (C) MINUTES. The hosting party shall have responsibility for preparing definitive minutes of each Committee meeting, a draft of which shall be circulated for comment to all members of the Committee within 10 days after the relevant meeting. Such minutes shall provide a description, in reasonable detail, of the Collaboration progress to date and of the discussions at the meeting, a list of any actions or determination approved by the Committee and any disagreements not resolved by the Committee. The Project Leaders for the parties shall discuss any comments on such minutes and finalize the minutes by no later than 30 days after the meeting. Any disagreement on the minutes shall be resolved in accordance with Section 2.2(a).

            (D) PROJECT LEADERS. Celladon and TGC each shall appoint a person from the Committee or another representative of Celladon and TGC not on the Committee, but agreed upon by both parties to lead the project, to coordinate its part of the Collaboration and to be the primary contact between the parties with respect to the Collaboration ("PROJECT LEADERS"). Each party shall notify the other party as soon as practicable upon changing this appointment.

      2.3 CONDUCT OF THE COLLABORATIVE DEVELOPMENT PROGRAM. Subject to the terms and conditions of this Agreement, each party shall be responsible for managing and controlling its respective obligations under the Development Plan. Each party shall proceed diligently and in a timely manner with the work set out in the Development Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to the Collaboration and to use personnel with sufficient skills and experience as are required to accomplish the objectives of the Collaboration in accordance with the terms of this Agreement. Each party shall be entitled to utilize the service of Third Parties to perform its Collaboration responsibilities only upon the prior written consent of the other party (not to be unreasonably withheld) or as specifically set forth in the Development Plan or the Manufacturing Agreement. Notwithstanding any such consent, each party shall remain at all times responsible for the performance of its respective responsibilities under the Collaboration and shall use Commercially Reasonable Efforts to obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to assign ownership of Inventions made in the course of Collaboration activities to such party.

      2.4 FUNDING OF COLLABORATIVE DEVELOPMENT PROGRAM.

            (A) FUNDING. Celladon shall be responsible for funding its own Collaboration activities. TGC hereby covenants to contribute to the Collaboration, up to US $2,000,000 ([*] through the performance of activities pursuant to the Development Plan. Such $2,000,000 contribution of efforts shall include payments to Third Parties contracted by TGC (raw material purchases, release testing etc.), with the remainder comprised of internal research and development and manufacturing efforts. Any Third Party costs incurred in accordance with the Development Plan that exceed $300,000 in the aggregate shall be borne by Celladon. For purposes of accounting for the $2,000,000 contribution of efforts, TGC shall utilize the TGC Accounting Method set forth in Exhibit B. If performance of TGC's obligations under the Development Plan reasonably requires funding in excess of US$2,000,000, Celladon shall be responsible for funding such excess expenses (in each case, to the extent of [*]. TGC's obligation to contribute up to $2,000,000 through the contribution of efforts under the Development Plan shall end on the second anniversary of the Effective Date of this Agreement. If TGC's performance of activities under the Development Plan does not reach $2,000,000 over the first 24 months of the Collaboration, TGC shall have no further obligation to perform activities pursuant to the Development Plan without compensation for

                                              *CONFIDENTIAL TREATMENT REQUESTED.

such activities by Celladon. All activities performed by TGC pursuant to the Collaboration shall be paid for at the then applicable FTE Rate and Manufacturing Rate specified in Exhibit B.

            (B) REPORTING OF COSTS. Within 45 days of the end of each quarter during the Collaboration Term, TGC shall provide to Celladon a reasonably detailed written report of the costs incurred by TGC in performing its obligations under the Development Plan, including, without limitation, the number of hours dedicated to specific activities and an itemized list of out-of-pocket costs for materials, supplies and Third Party services used in the performance of the Development Plan. From and after such time (if ever) as TGC has applied US$2,000,000 to the performance of its obligations under the Development Plan in accordance with Section 2.4(a), TGC shall provide an invoice prior to the start of the quarter or partial quarter and Celladon shall pay [*] of the following partial quarter and/or whole quarter's Development Plan estimated budget within [*] days of the start of the next whole quarter. Upon receipt by Celladon of the written report of the costs incurred by TGC in performance of its obligations under the Development Plan during the quarter, Celladon shall pay TGC the amount remaining, calculated by subtracting the payment received by TGC for the estimated budget from the costs incurred by TGC. Each quarterly report of TGC under this Section 2.4(b) shall be accompanied by an itemized invoice for costs incurred by TGC in performance of the Development Plan that are in excess of US$2,000,000 in the aggregate. Each such invoice shall be due and payable upon receipt by Celladon. Failure to make payments to TGC within [*] business days of receipt by Celladon shall result in the obligation of Celladon to prepay the entire quarter estimated budget in advance of the start of each quarter.

            (C) AUDIT OF COSTS. For a period of one year after each Development Plan year, TGC shall keep complete and accurate records of the hours of non-manufacturing time, the weeks of cGMP manufacturing facility time (both determined in accordance with Exhibit B) and the Third Party costs utilized in the performance of its obligations under the Development Plan, in sufficient detail to permit Celladon to verify the accuracy of TGC's reports to Celladon under Section 2.4(b). Such audit shall be limited to the computation of the FTE Rate and the Manufacturing Rate specified in Exhibit B, and the compilation of time, effort, and outside costs incurred by TGC in performance of the Development Plan. For a period of one (1) year following the completion of each calendar year, Celladon shall have the right to cause an independent, certified public accountant reasonably acceptable to TGC to audit such records to confirm such costs for a period covering not more than the preceding year. Such audits may be exercised during normal business hours upon reasonable prior written notice to TGC. Prompt adjustments shall be made by the parties to reflect the results of such audit. Celladon shall bear the full cost of such audit unless such audit discloses that TGC has overstated its costs in any report delivered by it with respect to the period audited by [*] or more, in which case, TGC shall bear the full cost of such audit and shall promptly reimburse to Celladon the amount of any overpayment.

      2.5 EXCHANGE OF INFORMATION. Promptly following the Effective Date and from time to time as necessary thereafter during the Collaboration Term, TGC shall disclose to Celladon such TGC Technology as may be necessary or useful for the performance by Celladon of its responsibilities under the Development Plan. Promptly following the Effective Date and from time to time as necessary thereafter during the Collaboration Term, Celladon shall disclose to TGC such Celladon Technology as may be necessary or useful for the performance by TGC of its responsibilities under the Development Plan or the Manufacturing Agreement.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

      2.6 RECORDS AND REPORTS.

            (A) RECORDS. TGC and Celladon shall each maintain, and shall use Commercially Reasonable Efforts to cause any of their Third Party contractors to maintain, accurate and complete records that reflect all work done and results achieved in the performance of the Collaboration and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of TGC and Celladon, their Affiliates and Third Party contractors, as applicable.

            (B) INSPECTION OF RECORDS. No more frequently than once per calendar year, a party shall have the right, during normal business hours and upon reasonable notice without undue interruption to normal business operations and provided such requests for visits are not otherwise unreasonable, to inspect all records of the other party referred to in Section 2.6(a) and their Third Party contractors (provided it is permitted under the agreement with the Third Party contractor); provided, however, that such party shall not have the right to review records to the extent that such records contain information that does not relate to the subject matter of this Agreement and/or the Manufacturing Agreement and access to such records shall be limited to the narrowest practicable group of other party's personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations. TGC shall permit representatives of Celladon to enter TGC's manufacturing facilities upon reasonable prior notice and at intervals of no more than once per year, during normal business hours for the purpose of making quality assurance audits of the facilities and of the procedures and processes used by TGC in storing, manufacturing and shipping any Selected Product and to inspect all related records. To the extent any such inspections, notices, responses, filings, audits and investigations could lead to the disclosure of any Confidential Information of TGC to Celladon: (i) access to such Confidential Information shall be limited to the narrowest practicable group of Celladon's quality assurance personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations; and
(ii) any and all such Confidential Information and shall be protected by Celladon under Article 8. Each party shall maintain such records and the information disclosed therein in confidence in accordance with Article 8.

            (C) PROGRESS REPORTS. Within 45 days following the end of each calendar quarter during the Collaboration Term, each party shall provide to the other party a written progress report, or shall communicate by some other mechanism agreed to by both parties, including circulation of the minutes of the Committee, which shall describe the work performed by such party to date on the Collaboration, evaluate the work performed in relation to the goals of the Collaboration and provide such other information required by the Collaboration or reasonably requested by the other party relating to the progress of the goals or performance of the Collaboration. Such progress reports shall include the progress and results of activities conducted outside of the Collaboration, by Celladon or Third Parties on behalf of Celladon, on the Gene Therapy Products that are part of the Collaboration. Such activities would include by example preclinical, clinical and regulatory activities of the Gene Therapy Products or Selected Products.

      2.7 INTELLECTUAL PROPERTY ANALYSIS AND LICENSING. Celladon and TGC, [*], shall conduct [*] analysis under Third Party intellectual property rights with respect to all elements of any Gene Therapy Product [*]. Third Party Patents may be identified as necessary for Celladon to develop, make, have made, use, have used, commercialize, offer for license, lease, sale or transfer a Selected Product. The parties agree to consult with, inform, and collaborate on identifying such

                                              *CONFIDENTIAL TREATMENT REQUESTED.

Third Party Patents and Information during the Term. Upon identification of any Third Party Patents, the parties will mutually agree to [*] to obtain such rights subject to the following conditions:

            (A) Celladon shall be responsible for securing rights or licenses to Third Party Patents and Information directed to: (i) [*]; (ii) [*]; (iii) [*]; and (iv) [*]. In the event Celladon determines it requires such Third Party Patent Rights and TGC makes a good faith determination that such Third Party Patent Rights are not necessary for TGC, Celladon will not [*]. Celladon will involve TGC in the process of obtaining the Third Party Patent Rights to the extent necessary for TGC to ensure no such obligations are created.

            (B) TGC shall be responsible for securing rights or licenses to Third Party Patents and Information directed to: (i) [*], (ii) [*], (iii) [*]; and (iv) [*].

All costs of [*] under Third Party intellectual property rights, licensing, complying with or obtaining other rights to any such Third Party technology shall be borne by [*] unless [*] in which case, Celladon and TGC shall determine the appropriate [*]. Royalty obligations associated with obtaining such rights shall be [*]. Each Party shall use Commercially Reasonable Efforts to secure rights or licenses identified in Sections 2.7(a) and 2.7(b), and shall determine a mutually agreeable solution if either Party is not able to secure the licenses or rights identified by the Parties.

      2.8 COMPLIANCE. Each Party shall conduct the Collaboration in good scientific manner and in accordance with all applicable laws, rules and regulations, including, without limitation, and to the extent applicable, all current governmental regulatory requirements concerning cGMP. Each party shall notify the other party in writing of any material deviations from applicable regulatory or legal requirements. Celladon shall permit representatives of TGC to enter clinical trial sites upon reasonable prior notice at reasonable intervals, but no more frequently than once per year per site unless a significant adverse event has been reported to TGC, and with the approval, such approval shall not be unreasonably withheld or delayed, of the appropriate Celladon medical director, during normal business hours for the purpose of making quality assurance audits of the clinical trial sites and of the implementation of the clinical trial protocol according to the appropriate regulatory documents. Each party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any activities under this Agreement, the Manufacturing Agreement or in performing activities, outside of this Agreement, that will be utilized in regulatory documents to support the conduct of human clinical trials of any Selected Product.

      2.9 MATERIALS. In order to facilitate the Collaboration, each party may provide the other party with other chemical or biological materials as necessary for the conduct of the Collaboration. Each party shall use materials supplied by the other party solely: (a) for the purposes of carrying out its respective activities under the Collaboration in accordance with the terms of this Agreement during the Collaboration Term; (b) in the case of Celladon, of developing, commercializing and, if applicable, manufacturing Selected Products in accordance with this Agreement during the Term; and (c) in the case of TGC, manufacturing Selected Products in accordance with the Manufacturing Agreement during the Manufacturing Term. Neither party shall transfer, deliver or disclose any such materials of the other party, or any derivatives, modifications or components thereof, to any Third Party without the prior written approval of the providing party, except that: (A) TGC may transfer materials provided by Celladon (i) to TGC's subcontractors of its Collaboration activities as

                                              *CONFIDENTIAL TREATMENT REQUESTED.

permitted in accordance with Section 2.3 for the sole purpose of performing such Collaboration activities or (ii) to TGC's Affiliates and Third Party subcontractors under the Manufacturing Agreement for the sole purpose of performing TGC's obligations thereunder; and (B) Celladon may transfer Materials provided by TGC (i) to Celladon's permitted subcontractors of Collaboration activities as permitted in accordance with Section 2.3 for the sole purpose of performing such Collaboration activities or (ii) to Celladon's Affiliates, licensees and agents without TGC's prior written consent for the sole purpose of developing, commercializing and, if applicable, manufacturing Selected Products in the Field; subject in each case to the terms and conditions of this Agreement and the Manufacturing Agreement. Neither party shall use any materials provided by the other party in humans, except as contemplated by this Agreement and permitted by applicable law. Materials supplied by a party hereunder shall be deemed to constitute Confidential Information of the supplying party.

      2.10 ACCESS TO OTHER TGC CAPABILITIES. Should Celladon wish to have TGC perform preclinical, regulatory and/or clinical development or other services not expressly contemplated by this Agreement (including, without limitation, EXHIBIT A hereto), TGC shall, in its sole discretion and determination, provide access to such capabilities, if and when available, at the rate specified in Exhibit B or, in light of the services that would be provided, at a commercially reasonable rate to be mutually agreed upon by the parties.

      2.11 COLLABORATION TERM. The term of the Collaboration (the "COLLABORATION TERM") shall begin on the Effective Date and continue until the earlier of (i) completion of all activities under the Development Plan, or (ii) the termination of this Agreement by either party in accordance with Article 9. Celladon may terminate the Collaboration prior to its expiration upon written notice to TGC; provided, however, that Celladon shall pay to TGC within 30 days of such termination a termination fee in an amount equal to [*] as set forth in the most recently-approved budget included in a Development Plan. For the avoidance of doubt, in the event that Celladon terminates the Collaboration under this
Section 2.11, then Article 2 shall terminate (subject to Celladon's compliance with any obligation incurred prior to such termination), TGC's obligation pursuant to Section 2.4(a) shall terminate, but this Agreement shall otherwise remain in full force and effect in accordance with its terms related to termination contained in Article 9.

3. DEVELOPMENT AND COMMERCIALIZATION OF SELECTED PRODUCTS.

      3.1 DEVELOPMENT AND COMMERCIALIZATION OF SELECTED PRODUCTS. Except as otherwise expressly set forth in this Agreement or the Manufacturing Agreement, Celladon shall be solely responsible for the worldwide development and commercialization of Selected Products. Celladon agrees to use Commercially Reasonable Efforts to obtain Regulatory Approval of Selected Products in the United States and in such other countries as Celladon deems appropriate and, following Regulatory Approval, to commercialize Selected Products. Celladon shall provide quarterly updates to TGC of the progress of clinical development of Selected Products, the filing of any IND or NDA with respect to a Selected Product, and the Regulatory Approval of a Selected Product in any jurisdiction. Celladon shall, on a timely basis, provide TGC with information in Celladon's possession or control relevant to its or its Affiliates' or Third Party subcontractors' role as the holder of the INDs and NDAs and the manager of the clinical trials of Selected Products that is reasonably necessary for and relevant to TGC's obligations hereunder in complying with such regulatory requirements.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

      3.2 REGULATORY FILINGS AND APPROVALS.

             (A) CELLADON RESPONSIBILITIES. Except as set forth in Section 3.2(b) below or in the Manufacturing Agreement, Celladon or its designee shall be solely responsible for filing, obtaining and maintaining all INDs, NDAs, Regulatory Approvals and other licenses, registrations, listings, authorizations and approvals that may be required for the manufacture, development or commercialization of the Selected Products throughout the world (collectively, "REGULATORY DOCUMENTS"). Except as set forth in Section 3.2(b) below or in the Manufacturing Agreement, Celladon shall be the sole and exclusive owner of all Regulatory Documents. At Celladon's request, TGC shall take all actions necessary to assist Celladon in filing, obtaining and maintaining the Regulatory Documents. Celladon or its designee shall serve as the point of contact with the FDA and other regulatory agencies concerning any and all Regulatory Documents but may, as appropriate, request TGC's assistance with such matters. Celladon, with appropriate assistance from TGC as and to the extent provided under the appropriate Development Plan, will use Commercially Reasonable Efforts to assemble all Approval Applications needed to conduct clinical trials with any Selected Product developed or to be developed under the Agreement or supplied or to be supplied to Celladon under the Manufacturing Agreement. In connection with any Approval Application, Celladon will have the right to reference any relevant regulatory documents of TGC.

             (B) TGC RESPONSIBILITIES. TGC shall use its Commercially Reasonable Efforts to prepare, file and permit Celladon, at Celladon's request, to cross reference the Selected Product chemistry, manufacture and control ("CMC") information in any Regulatory Document for a Selected Product. For the avoidance of doubt, TGC shall own all right, title and interest in all TGC regulatory documents and all Approval Applications filed by TGC which are necessary to obtain Regulatory Approvals required for manufacture of Selected Product by TGC, including the documents provided as part of the CMC. With respect to INDs and NDAs to be filed in the United States with respect to Selected Products, CMC information shall follow the format and content set forth in 21 C.F.R. Parts 312 and 314, respectively, and all applicable rules, regulations and guidelines promulgated thereunder. TGC shall also be responsible for obtaining and maintaining any filings, permits and approvals necessary for the manufacture of clinical and commercial supply of Selected Products, including, without limitation, DMFs for each Selected Product and all applicable permits and approvals required to operate TGC's manufacturing facilities (collectively, "MANUFACTURING DOCUMENTS"). Celladon shall have, and TGC hereby grants to Celladon, the right to reference the Manufacturing Documents for the purpose of obtaining and maintaining Regulatory Approvals with respect to Selected Products, and TGC shall, promptly upon request by Celladon, provide Celladon or any regulatory agency specified by Celladon with appropriate letters of access or reference to the Manufacturing Documents. TGC specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including but not limited to any inspection prior to approval of any NDA for a Selected Product. Subject to Section 2.4 hereof, TGC, with appropriate assistance from Celladon, will use Commercially Reasonable Efforts to assemble all Approval Applications relating to the manufacture of any Selected Product developed or to be developed under the Agreement or supplied or to be supplied to Celladon under the Manufacturing Agreement.

      3.3 CLINICAL TRIAL CONDUCT. [*], Celladon shall be responsible for the design, implementation, and evaluation of any human clinical studies used to obtain clinical data for use in preparing Regulatory Approvals related to clinical trials of a Selected Product. Celladon shall


                                              *CONFIDENTIAL TREATMENT REQUESTED.

conduct the Clinical Trials in compliance with GCP pursuant to regulations of the FDA or other appropriate regulatory agency. Subject to the confidentiality provisions of Section 8, Celladon, at its sole cost, shall provide TGC with a complete copy of the protocols and investigators' brochures for the Clinical Trials, as well as copies of all reports, abstracts and publications concerning the data and results of the Clinical Trials. For the purpose of keeping TGC apprised of the status of the Clinical Trials, Celladon shall provide to TGC a copy of all updated investigators' brochures which Celladon is required to file with the FDA or other regulatory agency anywhere.

             (A) ADVERSE EVENT REPORTING. Celladon shall be responsible for all reporting to regulatory authorities of adverse events associated with the use of any Selected Product supplied by TGC under the Manufacturing Agreement, except to the extent that applicable law requires TGC, as the manufacturer of Selected Product, to report such event. Each party shall advise the other promptly after such party advises the FDA or other regulatory authority of any such adverse events in accordance with the preceding sentence.

             (B) TRIAL TERMINATION. If any government agency requests a termination of a clinical trial or takes similar action in connection with any Selected Product, or if Celladon determines that an event, incident or circumstance has occurred which may result in the need for termination of a clinical trial, Celladon shall, within twenty-four (24) hours, advise TGC thereof by telephone, e-mail or facsimile, after which the parties shall promptly discuss, agree upon and work together to effect an appropriate course of action. Notification to FDA (or such other applicable government agency with respect to countries other than the United States) and compliance with applicable laws in conducting such trial termination shall be the responsibility of Celladon.

 4. EXCLUSIVITY, LICENSE GRANTS AND COVENANTS.

      4.1 EXCLUSIVITY.

             (A) It is the intent of the parties that, during the term of this Agreement and the Manufacturing Agreement, as applicable, the parties shall design and develop AAV Vector-based Gene Therapy Products. This Agreement and the Manufacturing Agreement further reflect the intent of the parties for TGC, or its authorized designee, to be the exclusive supplier to Celladon [*]. Celladon may not produce or have produced by Third Parties [*].

             (B) The parties acknowledge that the identity, composition, method of making and purifying, dosages and delivery of any Selected Product have not been fixed as of the Effective Date and it is the purpose of this Agreement and the Manufacturing Agreement to develop and define such Selected Product. Therefore it is acknowledged and agreed by the parties that: (i) the technology and intellectual property licensed under this Agreement with respect to any Selected Product will be limited to only such TGC Technology and TGC Licensed Technology as is necessary for development and commercialization of a Selected Product; (ii) such necessary TGC Technology and TGC Licensed Technology may change from time to time as a result of the ongoing activities under this Agreement and the Manufacturing Agreement; and (iii) such TGC Technology and TGC Licensed Technology will only be as set forth in EXHIBIT C, as it may be amended from time to time. The initial version of EXHIBIT C shall be mutually agreed upon and attached hereto within 90 days after the Effective Date. Thereafter, the Committee shall periodically (but no less frequently than every six months) review EXHIBIT C to ascertain whether any update or amendment to EXHIBIT C is then appropriate, and each such update or amendment


                                              *CONFIDENTIAL TREATMENT REQUESTED.

shall be subject to the mutual agreement of the parties, not to be unreasonably withheld. In addition, EXHIBIT C shall be updated as appropriate promptly after each of the following events: (i) delivery of the first batch of Selected Product to Celladon; (ii) IND filing with respect to a Selected Product; (iii) NDA filing with respect to a Selected Product; and (iv) First Commercial Sale of a Selected Product.

      4.2 LICENSE GRANT TO CELLADON. Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.1(b) hereof), TGC hereby grants to Celladon:

            (A) [*] license, [*] perform Celladon's obligations under the Development Plan; and

            (B) an [*] license, [*], under the TGC Technology and TGC Licensed Technology to [*], have [*] Gene Therapy Products and Selected Products in the Field; provided, however, [*] within 30 days of receipt of an invoice therefor (together with reasonable supporting documentation), except to the extent an alternative arrangement is otherwise agreed to by Celladon and TGC. For so long as Celladon has any license hereunder, TGC shall not grant [*] any right or license under the TGC Licensed Technology [*]. Notwithstanding the [*] of the foregoing license, TGC shall retain the right to practice the TGC Technology and the TGC Licensed Technology to perform its obligations under this Agreement and the Manufacturing Agreement. All licenses granted under this Section 4.2 are subject to and limited by, and Celladon agrees to comply with, the applicable terms and conditions of the applicable Third Party agreements (as amended from time to time), to the extent that TGC has provided Celladon with true and complete copies of such agreements (including any amendments thereto).

     4.3 LICENSE GRANT TO TGC. Subject to the terms and conditions of this Agreement, Celladon hereby grants to TGC a [*] license, [*] solely to perform TGC's obligations under the Development Plan and the Manufacturing Agreement.

      4.4 TGC CANDIDATES. TGC shall have the right to develop and commercialize the TGC Candidates that TGC Controls on the Effective Date for any indication (including, without limitation, the Therapeutic Field). TGC represents and warrants that it has not initiated and does not have any plans to initiate preclinical, clinical or any other development of a TGC Candidate in the Therapeutic Field. If or when TGC initiates development of a TGC candidate in the Therapeutic Field, TGC shall provide sufficient evidence to Celladon that TGC possessed Control of the TGC Candidate prior to the Effective Date.

5.    MILESTONES AND ROYALTIES.

      5.1 MILESTONE PAYMENTS. Within 30 days following the first occurrence of each of the events set forth below by a Selected Product, Celladon shall pay to TGC the milestone payment set forth below (whether such milestone is achieved by Celladon, its Affiliate or sublicensee):

MILESTONE EVENT                                   MILESTONE PAYMENT
--------------------------------------------      -----------------
Initiation of first Phase 1/2 Clinical Trial                   [*]
Initiation of first Phase 3 Clinical Trial                     [*]
FDA Approval of NDA                                            [*]
                                                 -----------------


                                              *CONFIDENTIAL TREATMENT REQUESTED.

                TOTAL                                          [*]

A trial shall be deemed "initiated" when the first human participant in such trial is dosed with Selected Product. For purposes of clarification, milestone payments shall be due for each Selected Product that achieves the applicable milestone. The Phase 1/2 Clinical Trial and Phase 3 Clinical Trial milestone payments shall be due only [*], regardless of the [*]. The FDA approval milestone payment shall be due for each indication for which a Selected Product receives FDA approval of an NDA; provided, however, that the milestone payment amount for each indication approved after the initial indication shall be reduced to [*]. For purposes of the preceding sentence, the Therapeutic Field constitutes a single indication (e.g., if a Selected Product receives FDA approval of an NDA for [*], and the same Selected Product subsequently receives FDA approval of [*], such second FDA approval will not trigger any milestone payment hereunder). Notwithstanding the foregoing, if Celladon realizes Pre-Commercial Net Revenues in excess of [*], then Celladon shall pay to TGC the greater of (a) [*] and (b) [*] Net Revenues (which payment shall be in lieu of, and not in addition to, the payments specified in the preceding table of Milestone Events).

      5.2 ROYALTIES. Celladon shall pay to TGC royalties on Gross Profit from the sale of Selected Products by Celladon, its Affiliates and their respective Licensees at the applicable rate(s) determined in accordance with this Section 5.2, subject to adjustment as set forth below in this Article 5:

            (A) JURISDICTIONS IN WHICH LICENSEES MARKET SELECTED PRODUCTS. With respect to sales of Selected Products in any jurisdiction in which a Licensee conducts the marketing and sale of Selected Products:

                  (I) If the Transfer Price for bulk Selected Product is equal to or greater than [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to [*]% of Gross Profit;

                  (II) If the Transfer Price for bulk Selected Product is less than [*]% but greater than or equal to [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to (x) [*]% of Gross Profit plus (y) the same amount (percent) of Gross Profit by which [*]% of Gross Revenues exceeds the Transfer Price (for a maximum potential royalty of [*]% of Gross Profit). For example, if the transfer price equals [*]% of Gross Revenues, then Celladon pays TGC (x) [*]% of Gross Profit plus (y) [*] (or [*]%), and consequently the Celladon payment to TGC would equal [*]% of Gross Profit; and

                  (III) If the Transfer Price for bulk Selected Product is less than [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to (x) the royalty calculated in accordance with Section 5.2(a)(ii) above plus (y) [*]% of the amount by which [*]% of Gross Revenues exceeds the Transfer Price. For example, if the transfer price equals [*]% of Gross Revenues, then the payment by Celladon to TGC is calculated as follows: (x) [*]% of Gross Profit plus (y) [*]%, and consequently the Celladon payment to TGC would equal [*]% of Gross Profit.

            (B) JURISDICTIONS IN WHICH CELLADON OR ITS AFFILIATES MARKET SELECTED PRODUCTS. With respect to sales of Selected Products in any jurisdiction in which Celladon or its Affiliates conduct the marketing and sale of Selected Products:


                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  (I) If the Transfer Price for bulk Selected Product is equal to or greater than [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to [*]% of Gross Profit;

                  (II) If the Transfer Price for bulk Selected Product is less than [*]% but greater than or equal to [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to (x) [*]% of Gross Profit plus (y) the same amount of Gross Profit by which [*]% of Gross Revenues exceeds the Transfer Price (for a maximum potential royalty of [*]% of Gross Profit). For example, if the transfer price equals [*]% of Gross Revenues, then Celladon pays TGC (x) [*]% of Gross Profit plus (y) [*] ([*]%), and consequently the Celladon payment to TGC would equal [*]% of Gross Profit; and

                  (III) If the Transfer Price for bulk Selected Product is less than [*]% of Gross Revenues from the sale of such Selected Product, Celladon shall pay to TGC a royalty equal to (x) the royalty calculated in accordance with Section 5.2(b)(ii) above plus (y) [*]% of the Gross Profit by which [*]% of Gross Revenues exceeds the Transfer Price. For example, if the transfer price equals [*]% of Gross Revenues, then Celladon pays TGC (x) [*]% of Gross Profit plus (y) [*]%, and consequently the Celladon payment to TGC would equal [*]% of Gross Profit.

      5.3 ROYALTY REDUCTION. In the event that responsibility for manufacturing Selected Products is [*], then the royalty that TGC would otherwise be entitled to receive under Section 5.2 shall be reduced by [*]%. However, if the parties mutually agree in writing to transfer responsibility for manufacturing Selected Products to a commercial partner of Celladon's, then [*].

      5.4 ROYALTY PAYMENTS AND REPORTS. Pre-Commercial Net Revenues and royalties shall be calculated and reported for each calendar quarter. All royalty payments and any portion of Pre-Commercial Net Revenues due to TGC under this Agreement shall be paid within [*] of the end of each calendar quarter. Each payment shall be accompanied by a report of Pre- Commercial Net Revenues and Gross Profit in sufficient detail to permit confirmation of the accuracy of the payment made. Celladon shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate records pertaining to Pre-Commercial Net Revenues and Gross Profit in sufficient detail to permit TGC to confirm the accuracy of all payments due hereunder.

      5.5 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalty payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by TGC, unless otherwise specified in writing by TGC.

      5.6 INCOME TAX WITHHOLDING. TGC will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to TGC, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to TGC and certify its receipt by the taxing authority within 30 days following such payment.


                                              *CONFIDENTIAL TREATMENT REQUESTED.

      5.7 AUDITS. During the Term and for a period of three years thereafter, Celladon shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to Pre-Commercial Net Revenues and Gross Profit in sufficient detail to permit TGC to confirm the accuracy of all payments due hereunder. TGC shall have the right to cause an independent, certified public accountant reasonably acceptable to Celladon to audit such records to confirm Pre-Commercial Net Revenues, Gross Profit and payments due hereunder for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon only by an independent certified public accountant selected by Celladon, who does not current provide TGC auditing services and is reasonably acceptable to TGC. Prompt adjustments shall be made by the parties to reflect the results of such audit. TGC shall bear the full cost of such audit unless such audit discloses an underpayment by Celladon of more than [*]% of the amount of payments due under this Agreement, in which case, Celladon shall bear the full cost of such audit and shall promptly remit to TGC the amount of any underpayment.

6.    INTELLECTUAL PROPERTY

      6.1 INVENTORSHIP AND OWNERSHIP OF INVENTIONS. Inventorship of inventions shall be determined in accordance with the rules of inventorship under United States patent laws or the applicable rules and guidelines of the country in which the patent is being applied for ("INVENTIONS").

            (A) CELLADON INVENTIONS AND PATENTS. Subject only to the licenses, rights and covenants expressly set forth in Articles 4, 6 and 9 of this Agreement, Celladon shall retain all right, title and interest in and to the Celladon Patents and Celladon Technology, including, without limitation, all inventions conceived of or reduced to practice as part of the Collaboration solely by Celladon employees and contractors. For the purposes of this Agreement, Celladon Technology includes all Celladon-Assigned Joint Inventions, and Celladon Patents include all Patents claiming any Celladon-Assigned Joint Inventions. TGC hereby assigns to Celladon, and shall cause its employees, affiliates, contractors, and subcontractors to assign to Celladon, all right, title and interest in and to all Celladon-Assigned Joint Inventions. TGC further agrees to cooperate and provide reasonable assistance to Celladon, and to cause its employees, affiliates, contractors, and subcontractors to cooperate and provide reasonable assistance to Celladon, to obtain and from time to time enforce United States and foreign Patents claiming any Celladon-Assigned Joint Inventions.

            (B) TGC INVENTIONS AND PATENTS. Subject only to the licenses, rights and covenants expressly set forth in Articles 4, 6 and 9 of this Agreement and
Article 5 of the Manufacturing Agreement, TGC shall retain all right, title and interest in and to the TGC Patents and TGC Technology, including, without limitation, all inventions conceived of or reduced to practice as part of the Collaboration solely by TGC employees and contractors. For the purposes of this Agreement, TGC Technology includes all TGC-Assigned Joint Inventions, and TGC Patents include all Patents claiming any TGC-Assigned Joint Inventions. Celladon hereby assigns to TGC, and shall cause its employees, affiliates, contractors, and subcontractors to assign to TGC, all right, title and interest in and to all TGC-Assigned Joint Inventions. Celladon further agrees to cooperate and provide reasonable assistance to TGC, and to cause its employees, affiliates, contractors, and subcontractors to cooperate and provide reasonable assistance to TGC, to obtain and from time to time enforce United States and foreign Patents claiming any TGC-Assigned Joint Inventions.


                                              *CONFIDENTIAL TREATMENT REQUESTED.

      6.2 PATENT PROSECUTION AND MAINTENANCE; ABANDONMENT.

            (A) CELLADON PATENTS. Celladon, or Celladon's designee, shall have the sole right, but not the obligation, to file, prosecute and maintain the Celladon Patents and shall bear all patent costs associated therewith.

            (B) TGC PATENTS. TGC, or TGC's designee, shall have the sole responsibility to file, prosecute and maintain such TGC Patents and shall bear all patent costs associated therewith. In the event that (i) TGC elects, in any country, not to continue to prosecute and thereby abandon an application for, or not to maintain and thereby abandon, a TGC Patent or a TGC Licensed Patent (to the extent that TGC has the right to prosecute and maintain such TGC Licensed Patent), and (ii) Celladon could reasonably be expected to consider such TGC Patent or TGC Licensed Patent necessary or useful for the development of a Gene Therapy Product, then TGC shall notify Celladon not less than two (2) months before the next deadline for any action that may be taken with respect to such TGC Patent or TGC Licensed Patent with the U.S. Patent & Trademark Office or any foreign patent office. Celladon, thereafter, shall have the right to pursue, at Celladon's expense and in Celladon's sole discretion, filing, prosecution and maintenance of such TGC Patent or TGC Licensed Patent (provided, however, that with respect to any TGC Licensed Patent, Celladon shall only have a right to pursue filing, prosecution and maintenance to the extent permitted in the applicable license agreement pursuant to which TGC has a license under such TGC Licensed Patent).

      6.3 COOPERATION OF THE PARTIES. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Selected Product being developed or commercialized by Celladon in accordance with this Agreement. Such cooperation includes, but is not limited to:

            (A) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 6.1, and Patents claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country; and

            (B) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

      6.4 INFRINGEMENT BY THIRD PARTIES. If any Patent Controlled by either party and licensed hereunder is or might reasonably be infringed by a Third Party through the manufacture, use or sale of any product that is competitive with a Gene Therapy Product, the party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. Such notice shall set forth in reasonable detail the facts and circumstances of the alleged infringement known to such party.

            (A) CELLADON PATENTS. Celladon shall have the first right, but not an obligation, to institute, prosecute and control, using counsel of Celladon's choice, any action or proceeding with respect to any alleged infringement of any Celladon Patent. Celladon, represented by counsel of its choice, shall bear its costs and expenses in connection with any such action or proceeding.

            (B) TGC PATENTS. TGC shall have the first right, but not an obligation, to institute, prosecute and control, using counsel of TGC's choice, any action or proceeding with respect to any alleged infringement of any TGC Patent or TGC Licensed Patent. TGC, represented by counsel of its choice, shall bear its costs and expenses in connection with any such action or proceeding. At TGC's request and expense, Celladon shall provide TGC with reasonable cooperation and assistance with respect to any such action or proceeding, and, if Celladon reasonably believes that such infringement of a TGC Patent or TGC Licensed Patent, if continued, would affect materially and adversely the development, manufacture, use or sale of a Gene Therapy Product, Celladon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

      If TGC fails to bring an action or proceeding within (i) [*] following the notice of alleged infringement, or (ii) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first (and such infringement has not otherwise abated), and Celladon reasonably believes that such infringement of a TGC Patent or TGC Licensed Patent, if continued, would affect [*] of a Gene Therapy Product, then, to the extent TGC is not contractually restricted from allowing Celladon to do so, Celladon shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such an infringement by counsel of Celladon's choice. In the event that Celladon institutes any such action or proceeding, TGC agrees to be joined as a party plaintiff if necessary for Celladon to institute and prosecute such action or proceeding, and to give Celladon reasonable assistance and authority to institute and prosecute such action or proceeding. In addition, if the Patent alleged to be infringed is a TGC Licensed Patent and TGC does not have authority to require such Third Party to join as a party plaintiff, TGC agrees to use Commercially Reasonable Efforts to cause such Third Party to agree to be joined as a plaintiff if helpful or necessary for Celladon to prosecute an action or proceeding, and to give Celladon reasonable assistance and authority to institute and prosecute such action or proceeding. Celladon, represented by counsel of its choice, shall bear its costs and expenses and the costs and expenses of TGC in connection with any such action or proceeding.


                                              *CONFIDENTIAL TREATMENT REQUESTED.

In the event a party brings an infringement action in accordance with this
Section 6.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 6.4 relating to any Patent claiming the manufacture, use or sale of a Selected Product being developed or commercialized by or on behalf of Celladon (or its Affiliates or Third Party licensees), without the prior written consent of such other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Celladon and TGC, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized as a result of such litigation that is attributable to lost sales or lost profits with respect to Selected Products shall belong to Celladon. Notwithstanding the foregoing, the parties acknowledge that, in the case of infringement of a TGC Licensed Patent, the agreement under which such TGC Licensed Patent was licensed to TGC may require reimbursement of such Third Party licensor's costs in connection with such infringement action or may otherwise provide for an allocation of recoveries that is inconsistent with the preceding sentence. In such event, the parties shall discuss in good faith and mutually agree upon a cost- and recovery-sharing arrangement that is both reasonable in light of the parties' respective interests in the applicable TGC Licensed Patent and consistent with the applicable Third Party agreement.

      6.5 INFRINGEMENT OF THIRD PARTY RIGHTS. Neither party shall have the right to settle any infringement claim or action by a Third Party alleging that the manufacture, use or sale of a Selected Product being developed or commercialized by or on behalf of Celladon (or its Affiliates or Third Party licensees) infringes the Patents of a Third Party, without the prior written consent of such other party. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of the other party.

            (A) CELLADON'S RIGHT TO DEFEND. Celladon shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party Patents by Celladon's activities at its own expense and by counsel of its own choice, and TGC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

            (B) TGC'S RIGHT TO DEFEND. TGC shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by TGC's activities at its own expense and by counsel of its own choice, and Celladon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, to the extent TGC is not contractually restricted from allowing Celladon to do so. If during the term of this Agreement, a party reasonably determines that a Third Party's Patent covering any of the Gene Therapy Product components described in Section 2.7(a) or 2.7(b) may be infringed by any activity of TGC under this Agreement or under the Manufacturing Agreement, such party shall promptly notify the other party of such possible infringement.

                  (I) In the case of infringement of a Third Party's Patent covering any Gene Therapy Product component described in Section 2.7(a), TGC shall have the sole right to control any defense of any such claim and by counsel of its choice at the reasonable expense of Celladon, and Celladon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                  (II) In the case of infringement of a Third Party's Patent covering any Gene Therapy Product component described in Section 2.7(b), TGC shall have the sole right to control any defense of any such claim and by counsel of its choice, at TGC's sole expense, and Celladon shall have the right, at the reasonable expense of TGC, to be represented in any such action by counsel of its own choice.

Nothing in this Section 6.5 shall require TGC to conduct patent searches or otherwise seek to determine the existence of any such infringement.

7.    REPRESENTATIONS AND WARRANTIES

      7.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      7.2 CELLADON REPRESENTATIONS AND WARRANTIES. Celladon represents and warrants to TGC that, as of the Effective Date:

            (A) there are no pending legal actions of which Celladon has received written notice, judgments or settlements against or owed by Celladon with respect to the Celladon Technology, and Celladon has not received written notice of any pending or threatened claims or litigation seeking to invalidate any Celladon Patents or claiming misappropriation by Celladon of other intellectual property rights in the Celladon Technology;

            (B) all inventors of any inventions included within the Celladon Technology who were Celladon employees at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patents to Celladon, and, to Celladon's knowledge, no person, other than those persons named as inventors on any Celladon Patents claiming inventions owned by Celladon, is an inventor of the invention(s) included in such Celladon Patents; and

            (C) Celladon represents and warrants to TGC that Celladon will (i) maintain all Approval Applications and obtain all necessary Regulatory Approvals as Sponsor of the clinical trials for which Selected Product is being supplied under the Manufacturing Agreement, (ii) comply with Applicable Laws as Sponsor of the clinical trials for which Selected Product is being supplied under the Manufacturing Agreement, and (iii) as its activities relate to the relationship between Celladon and TGC under this Agreement, only conduct clinical trials of Selected Products.

            (D) Celladon has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any Celladon Patents.

      7.3 TGC REPRESENTATIONS AND WARRANTIES. TGC represents and warrants to Celladon that, as of the Effective Date:

            (A) there are no pending legal actions of which TGC has received written notice, judgments or settlements against or owed by TGC with respect to the TGC Technology or the TGC Licensed Technology, and TGC has not received written notice of any pending or threatened claims or litigation seeking to invalidate any TGC Patents or TGC Licensed Patents or claiming misappropriation by TGC of other intellectual property rights in the TGC Technology or TGC Licensed Technology;

            (B) all inventors of any inventions included within the TGC Technology who were TGC employees at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patents to TGC, and, to TGC's knowledge, no person, other than those persons named as inventors on any TGC Patents claiming inventions owned by TGC, is an inventor of the invention(s) included in such TGC Patents; and

            (C) TGC has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any TGC Patents or TGC Licensed Patents.

      7.4 LIMITATION OF LIABILITY. EXCEPT FOR PAYMENTS UNDER ARTICLE 5 OR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party's indemnification obligations under Article 10.

8.    CONFIDENTIALITY

      8.1 CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement or the Manufacturing Agreement, or any Information developed as part of the Collaboration or the Manufacturing Agreement (collectively, "CONFIDENTIAL INFORMATION"). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

      8.2 EXCEPTIONS. Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

      8.3 AUTHORIZED DISCLOSURE. Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

            (A) filing or prosecuting Patents as permitted by this Agreement;

            (B) regulatory filings for Selected Products as permitted by this Agreement;

            (C) prosecuting or defending litigation as permitted by this Agreement;

            (D) complying with applicable court orders or governmental regulations;

            (E) in the case of Celladon, conducting development and/or commercialization activities in accordance with a license granted under Sections
4.1 and 4.2;

            (F) disclosure to Affiliates, Licensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Licensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality, invention assignment and non-use at least equivalent in scope to those set forth in this Article 8 (excluding, without the written consent of both TGC and Celladon, the permission contained in this Section permitting further disclosure to subsequent Third Parties).

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to Section 8.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

      8.4 PUBLICATIONS. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Collaboration, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Collaboration and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and recommend any changes it reasonably believes are necessary to preserve Confidential Information to the party proposing publication within 30 days of the delivery of such material to such other party, and the incorporation of such recommended changes shall not be unreasonably refused. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party's request to delete references to the other party's Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.

      8.5 PUBLICITY. The parties agree to issue a joint press release in the form attached hereto as EXHIBIT D on, or as promptly as practicable following, the Effective Date. It is understood that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

9.    TERM AND TERMINATION

      9.1 TERM. The term of this Agreement (the "TERM") shall commence on the Effective Date and continue until the expiration of the last Royalty Term for any Selected Product, unless earlier terminated pursuant to Sections 9.2, 9.3,
9.4 or 9.5.

      9.2 TERMINATION FOR CAUSE.

            (A) Celladon shall have the right to terminate this Agreement for cause as follows: (i) upon or after the bankruptcy, insolvency, dissolution or winding up of TGC (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or (ii) upon [*] prior written notice to TGC upon or after the [*] breach of this Agreement by TGC if TGC has not cured such breach within the [*] period following written notice of termination by Celladon (unless the parties have mutually agreed to a reasonable plan within a [*] period following notification,


                                              *CONFIDENTIAL TREATMENT REQUESTED.

detailing the activities to be implemented to cure such breach and the time it will take to cure such breach). For the avoidance of doubt, scientific issues, not attributable to either party's gross negligence or willful misconduct, that cause delays in performance or increase the costs of activities under the Development Plan shall constitute a failure under Article 9.5 rather than a material breach.

            (B) TGC shall have the right to terminate this Agreement for cause as follows: (i) upon or after the bankruptcy, insolvency, dissolution or winding up of Celladon (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or (ii) upon [*] prior written notice to Celladon upon or after the [*] breach by Celladon of (A) its obligation [*] or
(B) its [*] obligations under [*], unless, in either case, Celladon cures such breach within the [*] period following written notice of termination by TGC.

      9.3 TERMINATION BY CELLADON. Subject to the payment obligations contained in Section 2.11 and Section 5.2, Celladon shall have the right to terminate this Agreement for any reason or for no reason at any time after expiration or termination of the Collaboration Term upon 30 days' prior written notice to TGC.

      9.4 AUTOMATIC TERMINATION. This Agreement shall terminate automatically in the event that, following delivery of the first batch of a Selected Product under the Manufacturing Agreement, TGC [*] with respect to Selected Product or otherwise becomes [*] of Selected Products (other than due to Force Majeure), and TGC does not, within [*] of written demand by Celladon, restore such capability or resume supply of Selected Products, as applicable. Any automatic termination pursuant to the preceding sentence shall be effective at the end of such [*] notice period, except in the event (a) TGC has restored [*], as applicable, prior to the end of such [*] period, (b) Celladon provides TGC with written notice prior to the end of such [*] period that Celladon does not wish to terminate this Agreement, or (c) prior to the end of such [*] period, the parties have mutually agreed to a reasonable plan detailing the activities to be implemented to restore [*], as applicable, and the time it will take to implement the same.

      9.5 TERMINATION BY MUTUAL AGREEMENT FOR TECHNICAL NON-VIABILITY. If either party in good faith determines at any stage of the Collaboration Term that it will not be possible to carry out the Development Plan based on (i) significant scientific or technical hurdles that materially increase the cost and the timeline for development of a Gene Therapy Product, (ii) failure of a Gene Therapy Product to meet safety or technical criteria set out in the Development Plan, (iii) a reasonable determination by the Committee that further development of any Gene Therapy Product is not technically or commercially viable, (iv) [*], or (v) as a result of Force Majeure (as described in Section 12.9 below), the parties shall discuss the same [*] for up to [*] business days and may, upon mutual written agreement, terminate this Agreement. For purposes of clarification, notwithstanding either party's identification of any actual or potential technical non-viability issues as described above, this Agreement shall remain in full force and effect in accordance with its terms, unless and until the parties mutually agree in writing to terminate this Agreement.

      9.6 EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.

            (A) Upon termination of this Agreement by Celladon pursuant to
Section 9.2(a) or automatic termination of this Agreement pursuant to Section
9.4:


                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  (I) the licenses granted under Sections 4.2(a) and 4.3 and the rights granted under Section 4.4, if then in effect, shall [*] and

                  (II) the license granted by TGC to Celladon under Section 4.2(b) shall [*], subject to compliance by Celladon with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 5).

            (B) Upon termination of this Agreement by TGC pursuant to Section 9.2(b), termination of this Agreement by Celladon pursuant to Section 9.3, or mutual termination of this Agreement pursuant to Section 9.5, [*]

            (C) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 2.9 (last sentence only), 2.11 (last sentence only), 5.2, 5.7, 6.1, 6.6, 7.4, 8.1, 8.2, 8.3, 8.4, 9.7, 9.8 and 9.9,
and Articles 10, 11, 12 and 13 of this Agreement shall survive expiration or termination of this Agreement. In addition, for so long as Celladon retains a license from TGC under this Section 9.6, the obligations and rights of the parties under Sections 6.2, 6.3, 6.4, 6.5, 6.6 and 9.9 shall survive termination of this Agreement.

            (D) Within 30 days following the expiration or termination of this Agreement, except, in the case of Celladon, for so long as Celladon retains license rights under Section 9.5, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

      9.7 EXERCISE OF RIGHT TO TERMINATE. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

      9.8 DAMAGES; RELIEF. Subject to Section 9.7 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

      9.9 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement and/or the Manufacturing Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that either party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against TGC under the U.S. Bankruptcy Code, Celladon will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless TGC elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of TGC upon written request therefor by Celladon.


                                              *CONFIDENTIAL TREATMENT REQUESTED.

 10.   INDEMNIFICATION

      10.1 INDEMNIFICATION BY TGC. TGC hereby agrees to save, defend and hold Celladon and its Affiliates and their respective directors, officers, employees and agents (each, a "CELLADON INDEMNITEE") harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "LOSSES"), to which any Celladon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the breach by TGC of any warranty, representation, covenant or agreement made by TGC in this Agreement or the Manufacturing Agreement; (ii) TGC's performance of its obligations under this Agreement or the Manufacturing Agreement; or (iii) the gross negligence or willful misconduct of any TGC Indemnitee; except, in each case, to the extent such Losses result from the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement or the Manufacturing Agreement or the gross negligence or willful misconduct of any Celladon Indemnitee.

      10.2 INDEMNIFICATION BY CELLADON. Celladon hereby agrees to save, defend and hold TGC and its Affiliates and their respective directors, officers, employees and agents (each, a "TGC INDEMNITEE") harmless from and against any and all Losses to which any TGC Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the development, manufacture, use, handling, storage, sale or other disposition of any Selected Product by Celladon, its Affiliates or Licensees, (ii) the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement or the Manufacturing Agreement; (iii) Celladon's performance of its obligations under this Agreement or the Manufacturing Agreement; or (iv) the gross negligence or willful misconduct of any Celladon Indemnitee; except, in each case, to the extent such Losses result from the breach by TGC of any warranty, representation, covenant or agreement made by TGC in this Agreement or the Manufacturing Agreement or the gross negligence or willful misconduct of any TGC Indemnitee.

      10.3 CONTROL OF DEFENSE. Any entity entitled to indemnification under this
Article 10 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

 11.   DISPUTE RESOLUTION

      11.1 DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Agreement or the Manufacturing Agreement, the parties shall, through their respective Chief Executive Officers, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within 15 days after either party provides notice to the other party that it wishes to invoke such negotiations. If the parties are unable to resolve such dispute through such negotiations, then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by binding arbitration before a single independent and neutral experienced arbitrator selected by mutual agreement of the parties. In the event that the parties are unable to mutually agree on the appointment of such arbitrator, then such arbitration shall be conducted before a panel of three independent and neutral experienced arbitrators, one chosen by TGC, one chosen by Celladon and the third chosen by the foregoing two arbitrators. Any such arbitration proceeding shall be administered by the American Arbitration Association, with limited discovery, in accordance with its then current rules governing commercial disputes. The place of arbitration shall be San Francisco, California. The arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a party's compensatory damages. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations. Each party shall bear its own attorneys' fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators. Each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

      11.2 INJUNCTIVE RELIEF. Notwithstanding the provisions of Section 11.1, each party acknowledges and agrees that, due to the unique and valuable nature of the other party's proprietary information and materials, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would be inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions, without the necessity of posting any bond or security.

 12.   GENERAL PROVISIONS

      12.1 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

      12.2 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with the Manufacturing Agreement, is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with the Manufacturing Agreement, supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein or in the Manufacturing Agreement. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or the Manufacturing Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

      12.3 RELATIONSHIP BETWEEN THE PARTIES. The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

      12.4 NON-WAIVER. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

      12.5 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent:

             (A) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; and provided, further, that, in the case of assignment of this Agreement by TGC in connection with such a transaction, TGC remains a going concern and such transaction is not in connection with any liquidation, insolvency or bankruptcy proceedings; or

             (B) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

 The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

      12.6 NO THIRD PARTY BENEFICIARIES. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

      12.7 SEVERABILITY. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

      12.8 NOTICES. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

       If to Celladon, notices must be addressed to:

                        Celladon Corporation
                        2223 Avenida de la Playa
                        Suite 300
                        c/o Enterprise Partners Venture Capital
                        La Jolla, CA 92037
                        Attention: Carl Eibl
                        Facsimile:  (858) 731-0231

       If to TGC, notices must be addressed to:

                        Targeted Genetics Corporation
                        1100 Olive Way
                        Suite 100
                        Seattle, WA 98101
                        Attention: Chief Executive Officer
                        Facsimile:  (206) 223-0288

      12.9 FORCE MAJEURE. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

      12.10 INTERPRETATION.

             (A) CAPTIONS & HEADINGS. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

             (B) SINGULAR & PLURAL. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

             (C) ARTICLES, SECTIONS & SUBSECTIONS. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

             (D) DAYS. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

             (E) AMBIGUITIES. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

      12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

       IN WITNESS WHEREOF, the parties hereto have duly executed this COLLABORATION AGREEMENT as of the Effective Date.

CELLADON CORPORATION                      TARGETED GENETICS CORPORATION


By: /s/ Carl Eibl                         By: /s/ H. Stewart Parker
   ------------------------------------      -----------------------------------
Name:   Carl Eibl                         Name:   H. Stewart Parker
     ----------------------------------        ---------------------------------
Title:                                    Title:  CEO
      ---------------------------------         --------------------------------

                                    EXHIBIT A

                                DEVELOPMENT PLAN

             [To be provided pursuant to the terms of Section 2.1.]

                                    EXHIBIT B

                              TGC ACCOUNTING METHOD

All TGC accounting and budgeting under this agreement will be based on work performed, or to be performed, using Generally Accepted Accounting Principles, following TGC's established cost accounting practices. TGC will account for actual work hours incurred on the project based on its time collection system, as performed in accordance with the approved Development Plan, extended by the applicable pre-established fixed Full-Time Equivalent rate (FTE Rate) or rate for manufacturing activities (Manufacture Rate). Additionally, TGC shall account for non-labor costs directly managed and funded by TGC as set forth in the Development Plan on an [*]. The applicable FTE Rate and Manufacturing Rate shall be calculated at the beginning of each calendar year based upon TGC's projected cost and activity budgets. The computation of the applicable FTE Rate and Manufacturing Rate shall be made available for Celladon's review and approval prior to the commencement of each new calendar year. Such rates shall be applicable for Development Plan activities performed during the applicable calendar year. All quarterly activity reports will be presented in a format substantially consistent with the format set forth in the Development Plan. For both budgeting, cost accounting purposes and, to the extent applicable, billing purposes, the FTE Rate and Manufacturing Rate shall be used for each activity budgeted and expended.

Calculation of FTE Rate:
     The FTE rate applicable to research and development activities under the Development Plan will be [*]. The FTE Rate is determined based on the number of total working hours in a 12-month period, excluding normal vacations, sick days and holidays, which amount totals [*] hours per year, per person. The FTE Rate will be applied to the hours utilized by TGC personnel in the conduct of activities pursuant to the Development Plan. The FTE Rate includes [*]. No general corporate activities [*] are included in the FTE rate.

     TGC shall disclose in each report delivered to Celladon under Section 2.4 of this Agreement the number of FTEs devoted to the Collaboration during the applicable period, including a breakdown of such FTEs among major categories of activities.

Calculation of Manufacturing Rate:
     The [*] rate applicable to manufacturing suite usage under the Development Plan in 2005 will be $[*] in TGC's manufacturing facility that is being used (including space allocated for use), prepared for use, or cleaned after use for the manufacture of Selected Products, their components or other Development Plan activities. The Manufacturing Rate includes [*]. The Manufacturing Rate shall also include provision for an allocation of costs to reflect amortization of [*]. The Manufacturing Rate shall exclude any allocation of cost [*], unless such [*] for Selected Product. In the case of Selected Product manufactured entirely by a Third Party contracted by TGC, [*] for such Selected Product shall be considered the manufacturing rate.


                                       37     *CONFIDENTIAL TREATMENT REQUESTED.

                                    EXHIBIT C

                   TGC TECHNOLOGY AND TGC LICENSED TECHNOLOGY

           [To be provided pursuant to the terms of Section 4.1(b).]

                                    EXHIBIT D

                          FORM OF JOINT PRESS RELEASE


                           [TARGETED GENETICS LOGO](R)


CONTACT:
Targeted Genetics Corporation
Stephanie Seiler
(206) 713-0124

           TARGETED GENETICS AND CELLADON ANNOUNCE A COLLABORATION TO
                      DEVELOP AAV-BASED GENE THERAPIES FOR
                            CONGESTIVE HEART FAILURE

    -Deal terms include $6 million equity investment in Targeted Genetics by
                           Celladon's lead investors-

SEATTLE, WA AND LA JOLLA, CA - January 4, 2005 - Targeted Genetics Corporation (Nasdaq: TGEN) and Celladon Corporation today announced a collaboration agreement to develop adeno associated virus (AAV)-based gene therapies for the treatment of congestive heart failure. Simultaneous with the initiation of this collaboration, Enterprise Partners and Venrock Associates, venture capital funds that have invested in Celladon, made a $6 million common stock investment in Targeted Genetics.

The collaboration combines Targeted Genetics' expertise in the development, manufacture and clinical evaluation of AAV-based therapies with Celladon's portfolio of genes with potential in the treatment of congestive heart failure. Under the terms of the agreement, Targeted Genetics and Celladon will work together to develop AAV vectors for the treatment of heart failure.

"Celladon was founded with the goal of becoming the leader in developing molecular therapies for congestive heart failure," said Drew Senyei, M.D., Chairman at Celladon and Managing Director at Enterprise Partners Venture Capital. "An extensive evaluation of available gene delivery technologies has led us to believe that AAV vectors have the greatest potential to address the medical and commercial needs of a chronic disease such as congestive heart failure. We believe that Targeted Genetics is the partner of choice for developing AAV-based products due to their exceptional expertise in the development, manufacture and clinical evaluation of gene based therapies."

"Our collaboration with Celladon broadens our leadership position and development of AAV-based therapies and presents an exciting opportunity to expand our capabilities into the area of congestive heart failure," said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. "The ability of AAV vectors to deliver genes to cardiac muscle cells combined with the long-term gene expression properties of these vectors makes them particularly exciting in the treatment of chronic cardiac diseases such as congestive heart failure. Five million people in the United States today are living with congestive heart failure, and our efforts to innovate new therapies in this area are consistent with our mission to address diseases with significant unmet medical need."

"Celladon's therapeutic candidates target the SERCA2a pathway, an important regulator of myocardial contractility. Malfunction in this pathway can lead to progressive heart failure," said Krisztina Zsebo, President of Celladon Corporation. "Pre-clinical studies by Celladon's co-founders, Dr. Kenneth R. Chien M.D., Ph.D. and Dr. Roger J. Hajjar, M.D., prominent researchers in the field of cardiovascular medicine, indicate that AAV agents targeting this pathway can reverse the progression of congestive heart failure in animal models. Gene delivery may provide a new approach to unlocking the therapeutic potential of this pathway, whereas previous traditional small molecule attempts have not been successful."

Under the terms of the collaboration agreement, Targeted Genetics agreed to commit $2 million towards the development, manufacture and preclinical development of AAV vectors containing the SERCA2a gene and phospholamban gene mutations. Celladon agreed to cover all additional development, manufacture and preclinical development costs. Targeted Genetics will receive milestone payments upon the completion of pre-specified product development milestones, and also will receive significant royalties on any sales of potential products commercialized under the collaboration. Simultaneously with the signing of the agreement with Celladon, Celladon investors Enterprise Partners and Venrock Associates purchased $6 million of Targeted Genetics' stock in a directed public offering at $1.52 per share.

"We are pleased that these investors have decided to increase their investment in our company beyond the amount of funding committed to the Celladon collaboration. In addition to funding development activities under the collaboration, this investment will also help to support our other therapeutic product development programs," said Todd E. Simpson, Chief Financial Officer of Targeted Genetics.

ABOUT CONGESTIVE HEART FAILURE
Congestive heart failure (CHF) is a serious condition in which the heart loses its ability to pump blood efficiently. According to the National Heart, Lung and Blood Institute, about 5 million people in the United States alone have heart failure, and another 550,000 new cases are diagnosed each year. CHF contributes to or causes about 300,000 deaths annually. The disease is most common in people aged 65 or older, women and African Americans. The most common symptoms of heart failure are shortness of breath, feeling tired, and swelling in the ankles, feet, legs, and sometimes the abdomen. There is no cure for CHF.

ABOUT TARGETED GENETICS
Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer, and a broad platform of gene delivery technologies for application in nucleic acid-based drug development. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.

Contact:  Stephanie Seiler
          206-713-0124

ABOUT CELLADON

Celladon, Inc., a privately held company based in La Jolla, California, was founded by Dr. Kenneth R. Chien M.D., Ph.D. and Dr. Roger J. Hajjar, M.D. The company is focused on developing novel molecular therapies for congestive heart failure. The company's first product targets the treatment of congestive heart failure by enhancing calcium cycling in the heart through a gene based therapy. Founding investors include Enterprise Partners Venture Capital and Venrock Associates. For more information about Celladon, visit its website at www.celladon.net.

Contact:  Moya Gollaher
          Enterprise Partners
          (858)731-0244

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Targeted Genetics Corporation has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Targeted Genetics' business , collaboration with Celladon, projected financial resources, intellectual property, clinical trials and regulatory filings and anticipated data from Targeted Genetics' clinical and preclinical programs. The words or phrases "can be," "expects," "may affect," "anticipates," "may depend," "believes," "estimates," "plans," "projects" and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure or our partner's failure to make progress with our clinical trials, our failure or our partner's failure to obtain positive results from our preclinical programs, our failure or our partner's failure to obtain or maintain regulatory approvals, our failure or our partner's failure to maintain or protect our intellectual property and the other risks described in the section entitled "Factors Affecting Our Operating Results, Our Business and Our Stock Price" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and "Risk Factors" in our Prospectus Supplement, dated December 31, 2004 and Base Prospectuses filed with the Securities and Exchange Commission on January 4, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.


                                       39